Exhibit 5.4

August 6, 2021

American Finance Trust, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to American Finance Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 1,083,111 shares (the “Shares”) of Class A common stock, $0.01 par value per share (the “Common Stock”), of the Company to be sold from time to time by the stockholders of the Company (the “Selling Stockholders”) named under the caption “Selling Stockholders” in the Prospectus Supplement (as defined herein), including associated preferred stock purchase rights (the “Rights”) to purchase one one-thousandth of a share of Series B Preferred Stock, $0.01 par value per share, of the Company, the terms of which are set forth in the Rights Agreement, dated as of April 13, 2020, as amended on February 25, 2021 (as amended, the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent. The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), and were issued to the Selling Stockholders upon the redemption of Class A units (the “Units”) of limited partnership interest of American Finance Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), held by the Selling Stockholders.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement;

2.       The Prospectus, dated as of as of the date hereof, as supplemented by a Prospectus Supplement, dated as of the date hereof (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(5) of the General Rules and Regulations promulgated under the 1933 Act;

American Finance Trust, Inc.

August 6, 2021

3.       The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.       The Amended and Restated Bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

5.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.       Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, (a) the issuance of the Shares and (b) the issuance of the Rights (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.       The Second Amended and Restated Agreement of Limited Partnership of American Finance Operating Partnership, L.P., dated July 19, 2018 (as amended, the “Partnership Agreement”), between the Company and the limited partners party thereto;

8.       The Rights Agreement;

9.       A certificate executed by an officer of the Company, dated as of the date hereof; and

10.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.      Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.      Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.      Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

American Finance Trust, Inc.

August 6, 2021

4.      All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.      The Shares will not be issued or transferred in violation of any restriction or limitation contained in the Charter. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6.      The Units were duly authorized and validly issued by the Operating Partnership and were exchanged for Shares in accordance with the terms and procedures described in the Partnership Agreement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.      The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.      The issuance of the Shares has been duly authorized and the Shares are validly issued, fully paid and nonassessable.

3.      The issuance of the Rights has been duly authorized and, when issued in accordance with the Charter, the Resolutions and the Rights Agreement, the Rights will be validly issued.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

American Finance Trust, Inc.

August 6, 2021

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP